Exhibit 99.1

CTI BIOPHARMA APPOINTS MATTHEW PERRY TO BOARD OF DIRECTORS

SEATTLE, January 13, 2016 – CTI BioPharma Corp. (CTI BioPharma) (NASDAQ and MTA: CTIC) today announced that Matthew Perry, President of BVF Partners L.P. (BVF Partners) and CTI BioPharma’s largest shareholder, has been appointed to the Board of Directors of CTI BioPharma.

“We are pleased to welcome Matthew Perry from BVF Partners, our largest shareholder, onto our Board at this exciting stage of our company’s evolution,” commented James A. Bianco, M.D., CTI BioPharma’s President and Chief Executive Officer. “We plan for a very productive 2016 as we augment our capabilities and expand our commercial presence to the U.S. with the potential launch of pacritinib.”

"We see substantial untapped value in CTI BioPharma and look forward to helping build it into a world class oncology company," said Matthew Perry. “We are excited to support CTI BioPharma while it seeks to move pacritinib forward in myelofibrosis and leverage pacritinib’s kinome profile to potentially branch into other blood-related malignancies. We believe that the Company's pipeline also contains high-quality programs like tosedostat, which holds promise for significant value creation for the Company in 2016 and beyond."

Mr. Perry is the President of BVF Partners and the co-portfolio manager for the underlying funds managed by the firm. BVF Partners is a private investment partnership that manages over $1 billion and focuses on small-cap, value oriented investment opportunities. Mr. Perry joined BVF Partners in December 1996 and has been a successful lead investor in dozens of transactions and has positively influenced corporate direction for over twenty years. Mr. Perry is also a co-founder and director of Nordic Biotech Advisors ApS, a venture capital firm based in Copenhagen, Denmark. He holds a B.S. degree from the Biology Department at the College of William and Mary.

About CTI BioPharma Corp.

CTI BioPharma Corp. (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a commercial presence in Europe with respect to PIXUVRI® and a late-stage development pipeline, including pacritinib, CTI BioPharma’s lead product candidate, which is currently being studied in a Phase 3 program for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Forward Looking Statements

This press release includes forward-looking statements, which are within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding our outlook for 2016 and the development of CTI BioPharma and its product and product candidate portfolio, Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the issuers’ securities. The statements are based on assumptions about many important factors and information currently available to us to the extent we have thus far had an opportunity to fully and carefully evaluate such information in light of all surrounding facts, circumstances, recommendations and analyses. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI

BioPharma and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI BioPharma cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI BioPharma cannot predict or guarantee the commencement or outcome of preclinical and clinical studies, that CTI BioPharma may not obtain reimbursement for PIXUVRI in the various applicable countries, that the conditional marketing authorization for PIXUVRI may be withdrawn or may be subject to additional conditions, that CTI BioPharma may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, risks related to the costs of developing, producing and selling, as applicable, PIXUVRI, pacritinib, and CTI BioPharma’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, that CTI BioPharma’s operating expenses continue to exceed its net revenues, that CTI BioPharma may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI BioPharma may not achieve previously announced goals and objectives as or when projected, that CTI BioPharma’s average net operating burn rate may increase, and that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation, as well as other risks listed or described from time to time in CTI BioPharma’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. CTI BioPharma does not undertake to update its forward-looking statements.

PIXUVRI is a registered trademark of CTI BioPharma Corp.
Source: CTI BioPharma Corp.

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CTI BioPharma Contacts:
Monique Greer
+1 206-272-4343
mgreer@ctibiopharma.com

Ed Bell
+1 206-272-4345
ebell@ctibiopharma.com